EXHIBIT 99.1

CPI Corp.
news for immediate release                                                                FOR RELEASE  August 8, 2007

FOR FURTHER INFORMATION CONTACT:

NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS	1706 Washington Avenue	CITY	St. Louis
STATE, ZIP	Missouri, 63103	TELEPHONE	(314) 231-1575

CPI Policy Not to Comment on Market Activity

St. Louis, MO, August 8, 2007 – CPI Corp. (NYSE – CPY) today announced that it had been notified by the New York Stock Exchange of some irregular trading in the Company’s stock.  It is the Company’s policy not to respond to unusual market activity.

CPI is the leading portrait studio operator in North America offering photography services in approximately 3,100 locations in the United States, Puerto Rico, Canada and Mexico as well as the United Kingdom, principally in Sears and Wal-Mart stores.

The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. We try to identify forward-looking statements by using words such as “expect,” “looking ahead,” “anticipate,” “estimate,” “believe,” “should,” “intend,” and other similar expressions. Management wishes to caution the reader that these forward-looking statements, such as our outlook for portrait studios, net income, future cash requirements, cost savings, compliance with debt covenants, valuation allowances, reserves for charges and impairments and capital expenditures, are only predictions or expectations; actual events or results may differ materially as a result of risks facing us. Such risks include, but are not limited to: the Company’s dependence on Sears and Wal-Mart, the approval of our business practices and operations by Sears and Wal-Mart, the termination, breach or increase of the Company’s expenses by Sears or Wal-Mart under our license agreements, customer demand for the Company’s products and services, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company’s photographs, widespread equipment failure, compliance with debt covenants, increased debt level due to the acquisition of Portrait Corporation of America, Inc (“PCA”), the ability to successfully integrate the PCA acquisition, implementation of marketing and operating strategies, and other risks as may be described in the Company’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended February 3, 2007 and its Form 10-Q for the 12 weeks ended April 28, 2007. The Company does not undertake any obligations to update any of these forward-looking statements.

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